Exhibit 10.6

AMENDMENT

TO

MOTIVE, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The following Amendment to the Motive, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) was unanimously adopted and approved by the Board of Directors of Motive, Inc., a Delaware corporation, on February 20, 2006, pursuant to and in accordance with Section 18.2 of the Plan.

Section 1. Amendment of Article 7. Article 7 of the Plan is hereby amended to read in its entirety as follows:

ARTICLE 7. AUTOMATIC RESTRICTED SHARE GRANTS TO OUTSIDE DIRECTORS.

7.1 Initial Grants. Each individual who first becomes an Outside Director after the Effective Date shall at that time receive a one-time grant of that number of Restricted Shares equal to the quotient obtained by dividing 120,000 by the closing price of the Common Shares reported in The Wall Street Journal with respect to the date such Outside Director first joins the Board as an Outside Director (or the first trading date immediately preceding such date if such date is not a trading day). Restricted Shares granted under this Section 7.1 shall be granted on the date when such Outside Director first joins the Board as an Outside Director. Restricted Shares granted under this Section 7.1 will vest in full upon the earlier of the six-month anniversary of the date of grant, a Change in Control of the Company, or the death or Disability of the Outside Director.

7.2 Annual Grants. Upon the conclusion of each regular annual meeting of the Company’s stockholders held in the year 2006 and thereafter, each Outside Director who is an Outside Director on the date of such annual meeting, shall receive that number of Restricted Shares equal to the quotient obtained by dividing 120,000 by the closing price of the Common Shares reported in The Wall Street Journal with respect to the date of such annual meeting of stockholders (or the first trading date immediately preceding such date if such date is not a trading day). Notwithstanding the above, Restricted Shares shall not be granted to an Outside Director under this Section 7.2 if in the same calendar year the Outside Director received Restricted Shares under Section 7.1. Restricted Shares granted under this Section 7.2 will vest in full upon the earlier of the six-month anniversary of the date of grant, a Change in Control of the Company, or the death or Disability of the Outside Director.

Section 2. Ratification of Plan. As amended by this Amendment, the Plan is in all respects ratified, confirmed and approved in all respects.

Section 3. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Plan.